Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports Second-Quarter 2011 Earnings

•	Second-quarter GAAP earnings per share of 22 cents

•	Adjusted EPS of 27 cents, up 13 percent

•	Revenue up 2 percent, down 1 percent constant currency

•	Operating margin increased to 10.4 percent

•	Operating cash flow of $347 million

•	Guidance raised for full-year EPS

NORWALK, Conn., July 22, 2011 – Xerox Corporation (NYSE: XRX) announced today second-quarter 2011 results that include adjusted earnings per share of 27 cents. Adjusted EPS excludes 5 cents primarily related to the amortization of intangibles, resulting in GAAP EPS of 22 cents.

“During the second quarter, our disciplined focus on scaling our services business and delivering operational improvements helped to increase bottom-line results and generate operating cash, positioning us well to increase our earnings expectations for the full-year,” said Ursula Burns, Xerox chairman and chief executive officer.

Second-quarter revenue of $5.6 billion was up 2 percent or down 1 percent in constant currency. Revenue from technology, representing the sale of document systems, supplies, technical service and financing of products, was flat or down 4 percent in constant currency. This was primarily due to supply constraints resulting from the natural disaster in Japan. The company noted that the impact on costs and revenue from the supply chain-related challenges were expected in the second quarter and that the situation is improving. “We’re seeing steady progress and making all the necessary investments to respond to customers’ needs,” said Burns. “As a result, we are on track to reduce backlog while meeting new demand in the third quarter, and we remain confident we’ll return to normal operations in the fourth quarter.”

Revenue from services was up 6 percent or 4 percent in constant currency, reflecting growth in business process and document outsourcing that offset a decline this quarter in IT outsourcing. Signings for Xerox’s services totaled $3.5 billion in the second quarter, up more than 15 percent from last quarter and down 10 percent on a trailing 12-month basis due to longer lead times for signing certain multi-year outsourcing contracts and the cyclicality of large deals.

“Our leadership in managed print services contributed to 10 percent revenue growth in our document outsourcing business, and our diverse offerings in business process outsourcing resulted in 9 percent BPO growth,” added Burns. “As important, our pipeline remains very strong – up 21 percent – helping to fuel our healthy annuity stream for the long term.”

Second-quarter gross margin was 33.4 percent, and selling, administrative and general expenses were 19.9 percent of revenue. Operating margin of 10.4 percent was up 0.3 points from the second-quarter 2010.

Xerox generated $347 million in operating cash flow during the second quarter. For the full year, the company lowered guidance to $2 billion to $2.3 billion in operating cash flow. Xerox reiterated its plan to use $1 billion in available cash for modestly-sized acquisitions and share repurchase. The company expects to resume its stock buyback program in the third quarter and plans to repurchase approximately $700 million of stock through the second half of this year.

Xerox expects third-quarter 2011 GAAP earnings of 20 cents to 22 cents per share. Third-quarter adjusted EPS is expected to be 24 cents to 26 cents per share.

The company raised its full-year 2011 GAAP earnings expectations to 91 cents to 96 cents per share. Full-year adjusted earnings are expected to be $1.07 to $1.12 per share.

About Xerox

Xerox Corporation is a $22 billion leading global enterprise for business process and document management. Through its broad portfolio of technology and services, Xerox provides the essential back-office support that clears the way for clients to focus on what they do best: their real business. Headquartered in Norwalk, Conn., Xerox provides leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. Through ACS, A Xerox Company, which Xerox acquired in February 2010, Xerox also offers extensive business process outsourcing and IT outsourcing services, including data processing, HR benefits management, finance support, and customer relationship management services for commercial and government organizations worldwide. The 134,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com, http://www.realbusiness.com or http://www.acs-inc.com. For investor information, visit http://www.xerox.com/investor.

Non- GAAP Measures: This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the second quarter of 2011 and 2010 as well as for the third quarter and full year 2011 guidance that excludes certain items.

•	Operating margin for the second quarter 2011 that excludes certain expenses.

•	Constant Currency revenue growth that excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may

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cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements, environmental regulations and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; our ability to expand equipment placements and to drive the expanded use of color in printing and copying; development of new products and services; interest rates, cost of borrowing and access to credit markets; our ability to protect our intellectual property rights; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contact:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782, carl.langsenkamp@xerox.com

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XEROX®, XEROX and Design® are trademarks of Xerox Corporation in the United States and/or other countries.

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Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
(in millions, except per-share data)	2011	2010		2011	2010
Revenues
Sales	$1,720	$1,791	(4%)	$3,391	$3,469	(2%)
Service, outsourcing and rentals	3,731	3,553	5%	7,363	6,423	15%
Finance income	163	164	(1%)	325	337	(4%)

Total Revenues	5,614	5,508	2%	11,079	10,229	8%

Costs and Expenses
Cost of sales	1,139	1,172	(3%)	2,229	2,254	(1%)
Cost of service, outsourcing and rentals	2,538	2,359	8%	5,052	4,230	19%
Equipment financing interest	60	61	(2%)	120	125	(4%)
Research, development and engineering expenses	175	194	(10%)	359	399	(10%)
Selling, administrative and general expenses	1,119	1,163	(4%)	2,238	2,262	(1%)
Restructuring and asset impairment charges	(9)	11	*	(24)	206	*
Acquisition-related costs	—	15	*	—	63	*
Amortization of intangible assets	87	85	2%	172	142	21%
Other expenses, net	104	128	(19%)	182	238	(24%)

Total Costs and Expenses	5,213	5,188	—	10,328	9,919	4%

Income before Income Taxes & Equity Income(1)	401	320	25%	751	310	*
Income tax expense	108	112	(4%)	203	134	51%
Equity in net income of unconsolidated affiliates	34	28	21%	68	26	*

Net Income	327	236	39%	616	202	*
Less: Net income attributable to noncontrolling interests	8	9	(11%)	16	17	(6%)

Net Income Attributable to Xerox	$319	$227	41%	$600	$185	*

Basic Earnings per Share	$0.22	$0.16	38%	$0.42	$0.14	*
Diluted Earnings per Share	$0.22	$0.16	38%	$0.41	$0.14	*

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$1,098	$1,211
Accounts receivable, net	2,921	2,826
Billed portion of finance receivables, net	182	198
Finance receivables, net	2,261	2,287
Inventories	1,129	991
Other current assets	1,104	1,126

Total current assets	8,695	8,639
Finance receivables due after one year, net	4,210	4,135
Equipment on operating leases, net	517	530
Land, buildings and equipment, net	1,687	1,671
Investments in affiliates, at equity	1,318	1,291
Intangible assets, net	3,245	3,371
Goodwill	8,830	8,649
Deferred tax assets, long-term	477	540
Other long-term assets	2,116	1,774

Total Assets	$31,095	$30,600

Liabilities and Equity
Short-term debt and current portion of long-term debt	$2,197	$1,370
Accounts payable	1,693	1,968
Accrued compensation and benefits costs	744	901
Unearned income	355	371
Other current liabilities	1,649	1,807

Total current liabilities	6,638	6,417
Long-term debt	7,113	7,237
Liability to subsidiary trust issuing preferred securities	—	650
Pension and other benefit liabilities	2,103	2,071
Post-retirement medical benefits	913	920
Other long-term liabilities	838	797

Total Liabilities	17,605	18,092

Series A Convertible Preferred Stock	349	349

Common stock	1,403	1,398
Additional paid-in capital	6,670	6,580
Retained earnings	6,482	6,016
Accumulated other comprehensive loss	(1,575)	(1,988)

Xerox shareholders’ equity	12,980	12,006
Noncontrolling interests	161	153

Total Equity	13,141	12,159

Total Liabilities and Equity	$31,095	$30,600

Shares of common stock issued and outstanding	1,403,474	1,397,578

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2011	2010	2011	2010
Cash Flows from Operating Activities:
Net income	$327	$236	$616	$202
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	298	279	589	520
Provision for receivables	29	43	54	93
Provision for inventory	6	8	19	17
Net (gain) loss on sales of businesses and assets	(7)	1	(8)	(1)
Undistributed equity in net income of unconsolidated affiliates	(7)	(12)	(40)	(9)
Stock-based compensation	31	30	63	57
Provision for litigation, net	—	36	—	36
Payments for litigation, net	—	(36)	—	(36)
Restructuring and asset impairment charges	(9)	11	(24)	206
Payments for restructurings	(63)	(55)	(120)	(94)
Contributions to pension benefit plans	(79)	(30)	(123)	(63)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(15)	62	(286)	(135)
Collections of deferred proceeds from sales of receivables	95	42	182	42
Increase in inventories	(37)	(61)	(137)	(198)
Increase in equipment on operating leases	(68)	(64)	(129)	(122)
Decrease in finance receivables	65	70	160	201
(Increase) decrease in other current and long-term assets	(44)	(8)	(123)	13
(Decrease) increase in accounts payable and accrued compensation	(145)	18	(378)	187
Decrease in other current and long-term liabilities	(89)	(12)	(175)	(66)
Net change in income tax assets and liabilities	47	110	168	107
Net change in derivative assets and liabilities	1	(22)	24	(4)
Other operating, net	11	32	(15)	100

Net cash provided by operating activities	347	678	317	1,053

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(94)	(83)	(165)	(134)
Proceeds from sales of land, buildings and equipment	2	6	4	25
Cost of additions to internal use software	(41)	(44)	(81)	(69)
Acquisitions, net of cash acquired	(94)	(4)	(137)	(1,528)
Net change in escrow and other restricted investments	(7)	(9)	(8)	6
Other investing, net	19	4	19	4

Net cash used in investing activities	(215)	(130)	(368)	(1,696)

Cash Flows from Financing Activities:
Net proceeds (payments) on debt	690	(395)	703	(2,038)
Payment of liability to subsidiary trust issuing preferred securities	(670)	—	(670)	—
Common stock dividends	(59)	(60)	(119)	(97)
Preferred stock dividends	(6)	(3)	(12)	(3)
Proceeds from issuances of common stock	12	2	31	117
Excess tax benefits from stock-based compensation	2	6	4	10
Repurchases related to stock-based compensation	(3)	(2)	(6)	(2)
Other financing	(5)	(5)	(12)	(9)

Net cash used in financing activities	(39)	(457)	(81)	(2,022)

Effect of exchange rate changes on cash and cash equivalents	5	(19)	19	(52)

Increase (decrease) in cash and cash equivalents	98	72	(113)	(2,717)
Cash and cash equivalents at beginning of period	1,000	1,010	1,211	3,799

Cash and Cash Equivalents at End of Period	$1,098	$1,082	$1,098	$1,082

Financial Review

Revenues

	Three Months Ended June 30,			% of Total Revenue
(in millions)	2011	2010	% Change	2011	2010
Equipment sales	$925	$930	(1%)	16%	17%
Annuity revenue(1)	4,689	4,578	2%	84%	83%

Total Revenue	$5,614	$5,508	2%	100%	100%

Memo: Color(2)	$1,672	$1,579	6%	30%	29%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,720	$1,791
Less: Supplies, paper and other sales	(795)	(861)

Equipment Sales	$925	$930

Service, outsourcing and rentals	$3,731	$3,553
Add: Finance income	163	164
Add: Supplies, paper and other sales	795	861

Annuity Revenue(1)	$4,689	$4,578

Second quarter 2011 total revenues increased 2% compared to the second quarter 2010, including a 3-percentage point positive impact from currency. Equipment and supplies revenues in the second quarter 2011 were negatively impacted by the supply constraints on products and supplies, particularly color, sourced from Fuji Xerox (“FX”) as a result of the natural disaster in Japan in the first quarter 2011. Total revenues included the following:

•	2% increase in annuity revenue[1], including a 3-percentage point positive impact from currency. Annuity revenue[1] is comprised of the following:

¡

Service, outsourcing and rentals revenue of $3,731 million increased 5%, including a 3-percentage point positive impact from currency. This was primarily driven by growth in document and business process outsourcing revenue in our Services segment.

¡

Supplies, paper and other sales of $795 million declined by 8%, including a 2-percentage point positive impact from currency. This decline was driven by a 7% decline in supplies revenue due to a combination of supply constraints on supplies sourced from FX and the impact of the year over year timing of price increases.

•

1% decrease in equipment sales revenue, including a 3-percentage point positive impact from currency. Install activity was impacted by supply constraints on products sourced from FX while price declines were in the historical range of 5% to 10%.

•	6% increase in color revenue[2], including a 5-percentage point positive impact from currency, reflects:

¡	8% increase in color[2] annuity[1] revenue, including a 5-percentage point positive impact from currency. The increase was driven by higher color page volumes.

¡	1% increase in color[2] equipment sales revenue, including a 6-percentage point positive impact from currency. Install activity was impacted by supply constraints on products sourced from FX.

An analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
	2011	2010	B/(W)
Total Gross Margin	33.4%	34.8%	(1.4	) pts.
RD&E as a % of Revenue	3.1%	3.5%	0.4	pts.
SAG as a % of Revenue	19.9%	21.1%	1.2	pts.
Operating Margin (3)	10.4%	10.1%	0.3	pts.

Pre-Tax income margin	7.1%	5.8%	1.3	pts.

Second quarter 2011 operating margin3 of 10.4% increased 0.3-percentage points as compared to the second quarter 2010. The increase was primarily due to disciplined cost and expense management.

Gross Margin

Gross margin of 33.4% decreased 1.4-percentage points, as compared to the second quarter 2010. The decrease was driven by the ramping of new services contracts, the line of business mix within the Services segment, and the higher mix of Services revenue. Price erosion was offset by the impact of cost productivities and restructuring savings.

Technology gross margin decreased by 1.3-percentage points as compared to the second quarter 2010, due to a lower supplies mix and additional freight and logistics costs related to equipment and supplies sourced from Japan.

Services gross margin decreased by 1.1-percentage points as compared to the second quarter 2010, due primarily to the ramping of new services contracts and line of business mix.

Research, Development and Engineering Expenses (“RD&E”)

Second quarter 2011 RD&E as a percent of revenue of 3.1% decreased 0.4-percentage points from the second quarter 2010. In addition to lower spending, the decrease was driven by the positive mix impact of the continued growth in Services revenue.

RD&E of $175 million in the second quarter 2011 was $19 million lower than the second quarter 2010, reflecting the impact of restructuring and productivity improvements. Innovation is one of our core strengths and we continue to invest at levels that enhance this core strength, particularly in color, software and services. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percent of revenue of 19.9% decreased 1.2-percentage points from the second quarter 2010. In addition to spending reductions including lower compensation, the decrease was driven by positive mix impact from the continued growth in Services revenue, which historically has a lower SAG percent of revenue.

SAG Expenses of $1,119 million in the second quarter 2011 were $44 million lower than the second quarter 2010. There was a $39 million unfavorable impact from currency for the quarter. SAG expenses reflect the following:

•	$5 million decrease in selling expenses, reflecting benefits from restructuring and productivity improvements, partially offset by the impact of acquisitions and increased brand advertising.

•	$22 million decrease in general and administrative expenses, reflecting the benefits from restructuring and operational improvements.

•	$17 million decrease in bad debt expenses, reflecting an improving write-off trend. 2011 second quarter bad debt expense continued to remain at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the second quarter 2011, we recorded net restructuring and asset impairment credits of $9 million, primarily resulting from net reversals and changes in estimated reserves from prior period initiatives. During the second quarter 2010, we recorded $11 million of net restructuring and asset impairment charges, which included approximately $16 million of severance costs partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of June 30, 2011, for all programs was $179 million, of which approximately $168 million is expected to be spent over the next twelve months.

Acquisition Related Costs

Acquisition related costs were $15 million in the second quarter 2010 primarily reflecting $11 million of transaction costs, which represented external costs directly related to completing the acquisition of ACS.

Amortization of Intangible Assets

During the second quarter 2011, we recorded $87 million of expense related to the amortization of intangible assets, which is $2 million higher than second quarter 2010.

Worldwide Employment

Worldwide employment of 133,500 at June 30, 2011 decreased approximately 3,000 from year-end 2010, primarily due to restructuring related actions more than offsetting the impact of acquisitions.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2011	2010
Non-financing interest expense	$64	$92
Interest income	(5)	(4)
(Gains) losses on sales of businesses and assets	(7)	1
Currency gains, net	—	(2)
ACS shareholders litigation settlement	—	36
Litigation matters	6	1
Loss on early extinguishment of liability	33	—
All other expenses, net	13	4

Total Other Expenses, Net	$104	$128

Non-Financing Interest Expense

Second quarter 2011 non-financing interest expense of $64 million was $28 million lower than second quarter 2010 reflecting a lower average debt balance due to the redemption of the $550 million 2013 Senior Notes in October 2010 and other repayments of debt, as well as the benefit of lower borrowing costs achieved as a result of utilizing the commercial paper program.

ACS Shareholders Litigation Settlement

The second quarter 2010 includes litigation settlement expense of $36 million reflecting the settlement of claims by ACS shareholders arising out of Xerox’s acquisition of ACS in 2010, net of insurance proceeds.

Loss on Early Extinguishment of Liability

In May 2011, Xerox Capital Trust I (“Trust I”), our wholly-owned subsidiary trust, redeemed the $650 million 8.0% preferred securities due in 2027. We incurred a pre-tax loss on the early extinguishment of this liability of $33 million ($20 million after-tax), representing the call premium of approximately $10 million as well as the write-off of unamortized debt costs and other liability carrying value adjustments of $23 million.

Income Taxes

Second quarter 2011 effective tax rate was 26.9%. On an adjusted basis3, second quarter 2011 tax rate was 29.6%, which was lower than the U.S. statutory tax rate primarily due to our foreign income being taxed at lower rates or offset by available foreign tax credits.

Second quarter 2010 effective tax rate was 35.0%. On an adjusted basis3, the second quarter 2010 tax rate was 31.9%, which was lower than the U.S. statutory tax rate primarily due to a tax benefit associated with the utilization of foreign tax credits partially offset by a tax expense associated with tax law changes.

Xerox operations are widely dispersed. The statutory tax rate in most non U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year estimated effective tax rate includes a benefit of approximately 8 percentage points from these non U.S. operations which is comparable to 2010.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2011 will be approximately 31%, excluding the effects of intangibles amortization and discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $34 million, an increase of $6 million compared to second quarter 2010. Second quarter 2011 equity income includes charges of $4 million related to our share of Fuji Xerox after-tax restructuring compared to $5 million of charges for the second quarter 2010.

Net Income

Second quarter 2011 net income attributable to Xerox was $319 million, or $0.22 per diluted share. On an adjusted basis3, net income attributable to Xerox was $393 million, or $0.27 per diluted share. Second quarter 2011 adjustments to net income include amortization of intangible assets and the loss on the early extinguishment of liability.

Second quarter 2010 net income attributable to Xerox was $227 million, or $0.16 per diluted share. On an adjusted basis3, net income attributable to Xerox was $342 million, or $0.24 per diluted share.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the second quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Segment Review

	Three Months Ended June 30,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2011
Technology	$2,552	45%	$300	11.8%
Services	2,672	48%	322	12.1%
Other	390	7%	(73)	(18.7%)

Total	$5,614	100%	$549	9.8%

2010
Technology	$2,555	46%	$273	10.7%
Services	2,529	46%	319	12.6%
Other	424	8%	(93)	(21.9%)

Total	$5,508	100%	$499	9.1%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Technology

Our Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended June 30,		Change
(in millions)	2011	2010
Equipment sales	$790	$816	(3%)
Annuity revenue(1)	1,762	1,739	1%

Total Revenue	$2,552	$2,555	—

Second quarter 2011 Technology revenue of $2,552 million was flat in comparison to second quarter 2010, including a 4-percentage point positive impact from currency. Revenue results included the following:

•

3% decrease in equipment sales revenue with a 4-percentage point positive impact from currency. Equipment sales revenue was impacted by supply constraints on products sourced from FX. Our ending backlog is higher than normal as we enter the third quarter 2011. Technology revenue excludes sales in our partner print services offerings.

•

1% increase in annuity revenue[1] with a 4-percentage point positive impact from currency. Supplies revenue declined 4-percentage points at constant currency, driven by a combination of Fuji Xerox supply constraints, the impact of the year over year timing of price increases and lower demand. In addition, annuity revenue was impacted by a decline in pages partially offset by an increase in revenue per page.

•	Technology revenue mix was 21% entry, 58% mid-range and 21% high-end.

Segment Margin

Second quarter 2011 Technology segment margin of 11.8% increased 1.1 percentage points from second quarter 2010. Lower cost and expense from restructuring savings and lower bad debt expense more than offset the gross margin decline.

Installs

Entry

•	8% decrease driven by:

•	A decline in sales to OEM partners.

•	A decline in developing markets due in part to a very strong second quarter 2010 in which installs more than doubled.

•	Supply constraints on products sourced from FX.

Mid-Range

•	3% increase in installs of mid-range black-and-white devices driven by growth in all geographies.

•

10% increase in installs of mid-range color devices. Although this product category was the most significantly impacted by supply constraints from the Japan earthquake, it continued to produce double-digit growth primarily driven by demand for the Xerox Color 550/560, WorkCentre® 7545/7556 and WorkCentre® 7120.

High-End

•	2% increase in installs of high-end black-and-white systems driven by growth in North America.

•

10% decrease in installs of high-end color systems. Strong growth by the Xerox Color 800 and 1000 and the iGen were more than offset by a large decline in the Entry Production Color products. In July 2011, we launched a new Entry Production Color product, the DocuColorTM 8080, to fill a gap in this product category.

Note: Install activity percentages include installations for Document Outsourcing and the Xerox-branded products shipped to GIS. “Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Information Technology Outsourcing (“ITO”) and Document Outsourcing (“DO”).

Revenue

Second quarter 2011 Services total revenue of $2,672 million increased 6%, including a 2-percentage point positive impact from currency.

•

BPO delivered growth of 9% (a sequential increase from growth of 8% in first quarter 2011) and represented 55% of total Services revenue. Consistent with our strategy to expand our services offerings through tuck-in acquisitions, BPO growth was driven by recent acquisitions and to a lesser extent by the customer care, transportation solutions and healthcare payer services businesses.

•	ITO revenue declined 10% and represented 12% of total Services revenue. ITO decline was driven by lower third-party equipment and software sales as well as the timing of contract run off and ramp.

•

DO revenue increased 10%, including a 4-percentage point positive impact from currency, and represented 33% of total Services revenue. Growth was driven by new signings, which represents a continued improving trend. DO revenue includes revenues from our partner print services offerings.

Segment Margin

Second quarter 2011 Services segment margin of 12.1% declined 0.5-percentage points from second quarter 2010. The decline was driven primarily by lower gross margins resulting from the ramp of new business.

Metrics

Pipeline

Our total services sales pipeline, including synergy opportunities, grew 21% over the second quarter 2010. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.5 billion in TCV for the quarter.

•	BPO signings of $1.8 billion TCV.

•	DO signings of $1.4 billion TCV.

•	ITO signings of $0.3 billion TCV.

Combined with the previous three quarters, the signings decreased 10% on a trailing twelve month basis as compared to the comparable prior year period. Signings increased sequentially from first quarter 2011 by over 15%.

The decline in signings from second quarter 2010 was driven by decreases in BPO and ITO signings partially offset by growth in DO signings. The decrease in BPO and ITO signings was impacted by the cyclicality of large deals.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Other

Revenue

Second quarter 2011 Other revenue of $390 million decreased 8%, including a 4-percentage point positive impact from currency due to a decline in paper sales, wide format systems and other supplies partially offset by an increase in network integration and electronic presentation systems. Paper comprised approximately 60% of the second quarter 2011 Other segment revenue.

Segment Margin

Second quarter 2011 Other loss of $73 million improved $20 million from second quarter 2010, driven primarily by lower non-financing interest expense.

Notes

(1)	Annuity revenue = Service, outsourcing and rentals + Supplies, paper and other sales + Finance income.
(2)	Color revenues represent a subset of total revenues and exclude Global Imaging Systems, Inc. (“GIS”) revenues.
(3)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended June 30, 2011 and 2010:

	Three Months Ended June 30,
(in millions)	2011	2010	Change
Net cash provided by operating activities	$347	$678	$(331)
Net cash used in investing activities	(215)	(130)	(85)
Net cash used in financing activities	(39)	(457)	418
Effect of exchange rate changes on cash and cash equivalents	5	(19)	24

Increase in cash and cash equivalents	98	72	26
Cash and cash equivalents at beginning of period	1,000	1,010	(10)

Cash and Cash Equivalents at End of Period	$1,098	$1,082	$16

Cash Flows from Operating Activities

Net cash provided by operating activities was $347 million in the second quarter 2011. The $331 million decrease in cash from second quarter 2010 was primarily due to the following:

•	$163 million decrease due to lower accounts payable and accrued compensation primarily related to the timing of payments, as well as lower inventory and other spending.

•	$59 million decrease reflecting higher net tax payments due to the absence of prior year refunds.

•	$49 million decrease due to higher contributions to our defined pension benefit plans.

•	$27 million decrease as a result of up-front costs and other customer related spending associated primarily with new services contracts.

•	$24 million decrease due to a lower benefit from accounts receivable sales partially offset by improved collections.

•	$24 million increase due to lower inventory levels.

Cash Flows from Investing Activities

Net cash used in investing activities was $215 million in the second quarter 2011. The $85 million increase in the use of cash from second quarter 2010 was primarily due to the following:

•	$90 million increase primarily due to the 2011 acquisitions of Unamic/HCN B.V. for $55 million, NewField IT for $17 million and three GIS acquisitions for $13 million.

•	$11 million increase due to higher capital expenditures.

•	$15 million decrease in other investing primarily due to the return of our investment in Xerox Capital Trust I upon redemption of its preferred securities.

Cash Flows from Financing Activities

Net cash used in financing activities was $39 million in the second quarter 2011. The $418 million decrease in the use of cash from second quarter 2010 was primarily due to the following:

•

$1,085 million decrease from net debt activity. Second quarter 2011 reflects proceeds of $1 billion from the issuance of Senior Notes offset by net payments of $300 million on Commercial Paper and $10 million on other debt. Second quarter 2010 reflects the repayment of $950 million of Senior Notes offset by net proceeds of $602 million from borrowings under the Credit Facility and net payments of $47 million on other debt.

•	$670 million increase reflecting the payment of our liability to Xerox Capital Trust I in connection with their redemption of preferred securities.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2011	December 31, 2010
Total Finance receivables, net (1)	$6,653	$6,620
Equipment on operating leases, net	517	530

Total Finance Assets, net	$7,170	$7,150

The increase of $20 million in Total finance assets, net includes favorable currency of $264 million.

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The following summarizes our debt:

(in millions)	June 30, 2011	December 31, 2010
Principal debt balance(1)	$9,098	$8,380
Net unamortized discount	(7)	(1)
Fair value adjustments	219	228

Total Debt	9,310	8,607
Less: current maturities and short-term debt(1)	(2,197)	(1,370)

Total Long-Term Debt(1)	$7,113	$7,237

(1)	Includes Commercial Paper of $300 million as of December 31, 2010.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2011	December 31, 2010
Financing Debt(1)	$6,274	$6,256
Core Debt	3,036	2,351

Total Debt	$9,310	$8,607

(1)

Financing Debt includes $5,821 million and $5,793 million as of June 30, 2011 and December 31, 2010, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivables

We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended June 30,
(in millions)	2011	2010
Accounts receivable sales	$819	$535
Deferred proceeds	103	73
Fees associated with sales	5	3
Estimated increase to operating cash flows (1)	29	86

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Subsequent Events

In July 2011, we acquired Education Sales and Marketing, LLC (“ESM”), a leading contact center firm dedicated to school enrollment, for approximately $45 million in cash. ESM will enable us to begin offering broader services to assist post-secondary schools in attracting and retaining the most-qualified students.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements, environmental regulations and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; our ability to expand equipment placements and to drive the expanded use of color in printing and copying; development of new products and services; interest rates, cost of borrowing and access to credit markets; our ability to protect our intellectual property rights; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; reliance on third parties for manufacturing of products and provision of services; the risk that we will not realize all of the anticipated benefits from the acquisition of Affiliated Computer Services, Inc.; our ability to recover capital investments; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2011 second quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business and the impact of the ACS acquisition, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects. Note: In 2011, adjustments are expected to be limited to the amortization of intangible assets and other discrete items.

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

•	Operating income and margin

The above have been adjusted for the following items:

•

Restructuring and asset impairment charges (including those incurred by Fuji Xerox) (2010 only): Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees terminated pursuant to formal restructuring and workforce reduction plans. We exclude these charges because we believe that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of our current or past operating performance. In addition, such charges are inconsistent in amount and frequency. Such charges are expected to yield future benefits and savings with respect to our operational performance.

•

Acquisition related costs (2010 only): We incurred significant expenses in connection with our acquisition of ACS which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related costs include transaction and integration costs, which represent external incremental costs directly related to completing the acquisition and the integration of ACS and Xerox. We believe it is useful for investors to understand the effects of these costs on our total operating expenses.

•

Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•

Other discrete, unusual or infrequent costs and expenses: In addition, we have also excluded the following additional items given the discrete, unusual or infrequent nature of the items on our results of operations for the period: 1) Loss on Early Extinguishment of Liability (Q2 2011) and 2) ACS shareholders litigation settlement (Q2 2010). We believe exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods as well as expected trends in our business.

In addition to the above excluded items, operating income and margin also exclude other expenses, net. Other expenses, net is primarily composed of non-financing interest expense.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended June 30, 2011(1)		Three Months Ended June 30, 2010
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS

Reported	$319	$0.22	$227	$0.16

Adjustments:
Amortization of intangible assets	54	0.04	53	0.04
Loss on early extinguishment of liability	20	0.01	—	—
Xerox and Fuji Xerox restructuring charge			12	0.01
ACS acquisition-related costs			14	0.01
ACS shareholders litigation settlement			36	0.02

	74	0.05	115	0.08

Adjusted	$393	$0.27	$342	$0.24

Weighted average shares for adjusted EPS		1,465		1,446

(1)	For 2011, we are only adjusting for Amortization of intangible assets and the Loss on early extinguishment of liability.

Average shares for the calculation of adjusted EPS for the second quarter 2011 were 1,465 million and include 27 million shares associated with the Series A convertible preferred stock and therefore the quarterly dividend of $6 million is excluded. Second quarter 2010 shares of 1,446 also include the 27 million shares associated with the Series A convertible preferred stock and the quarterly dividend of $6 million is excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

2011 Guidance:

	Earnings Per Share
	Q3 2011	Fy 2011
GAAP EPS	$0.20 - $0.22	$0.91 - $0.96

Adjustments:
Amortization of intangible assets	0.04	0.15
Loss on early extinguishment of liability	—	0.01

	0.04	0.16
Adjusted EPS	$0.24 - $0.26	$1.07 - $1.12

Effective Tax reconciliation:

	Three Months Ended June 30, 2011(1)			Three Months Ended June 30, 2010
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported	$401	$108	26.9%	$320	$112	35.0%

Adjustments:
Amortization of intangible assets	87	33		85	32
Loss on early extinguishment of liability	33	13		—	—
Xerox restructuring charge				11	4
ACS acquisition-related costs				15	1
ACS shareholders litigation settlement				36	—

Adjusted	$521	$154	29.6%	$467	$149	31.9%

(1)	For 2011, we are only adjusting for Amortization of intangible assets and the Loss on early extinguishment of liability.

Operating Income / Margin reconciliation

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income	$401	$5,614	7.1%	$320	$5,508	5.8%

Adjustments:
Xerox restructuring (credit) charge	(9)			11
ACS acquisition-related costs	—			15
Amortization of intangible assets	87			85
Other expenses, net	104			128

Adjusted Operating	$583	$5,614	10.4%	$559	$5,508	10.1%
Fuji Xerox restructuring charge	4			5
Equity in net income of unconsolidated affiliates	34			28
Loss on early extinguishment of liability	33			—
ACS shareholders’ litigation settlement	—			36
Other expenses, net*	(105)			(129)

Segment Profit/Revenue	$549	$5,614	9.8%	$499	$5,508	9.1%

*	Includes rounding adjustments.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Basic Earnings per Share:

Net income attributable to Xerox	$319	$227	$600	$185
Accrued Dividends on preferred stock	(6)	(6)	(12)	(9)

Adjusted net income available to common shareholders	$313	$221	$588	$176

Weighted average common shares outstanding	1,402,206	1,383,283	1,401,065	1,265,080

Basic Earnings per Share	$0.22	$0.16	$0.42	$0.14

Diluted Earnings per Share:

Net income attributable to Xerox	$319	$227	$600	$185
Accrued Dividends on preferred stock	(6)	(6)	(12)	(9)
Interest on Convertible Securities, net	—	—	1	—

Adjusted net income available to common shareholders	$313	$221	$589	$176

Weighted average common shares outstanding	1,402,206	1,383,283	1,401,065	1,265,080
Common shares issuable with respect to:
Stock options	11,698	14,393	12,485	12,439
Restricted stock and performance shares	22,000	18,984	20,903	16,756
Convertible preferred stock	—	—	—	—
Convertible securities	1,992	1,992	1,992	—

Adjusted weighted average common shares outstanding	1,437,896	1,418,652	1,436,445	1,294,275

Diluted Earnings per Share	$0.22	$0.16	$0.41	$0.14

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):

Stock options	53,745	109,790	52,958	111,744
Restricted stock and performance shares	15,892	12,852	16,989	15,080
Convertible preferred stock	26,966	26,966	26,966	26,966
Convertible Securities	—	—	—	1,992

	96,603	149,608	96,913	155,782

Dividends per Common Share	$0.0425	$0.0425	$0.0850	$0.0850

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended June 30,
(in millions)	2011	2010
Segment Profit	$549	$499
Reconciling items:
Restructuring and asset impairment charges	9	(11)
Restructuring charges of Fuji Xerox	(4)	(5)
Acquisition-related costs	—	(15)
Amortization of intangible assets	(87)	(85)
ACS shareholders litigation settlement	—	(36)
Loss on early extinguishment of liability	(33)	—
Equity in net income of unconsolidated affiliates	(34)	(28)
Other	1	1

Pre-Tax Income	$401	$320

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Technology, Services and Other.

Technology:

The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

•    “Entry”, which includes A4 devices and desktop printers.

•    “Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

•    “High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Services:	The Services segment comprises three service offerings:

•    Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

•    Business Process Outsourcing, which includes Xerox’s historic Business Process Outsourcing services.

•    Information Technology Outsourcing.

Other:

The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items.